Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Closing of Secondary Offering and Underwriters’ Exercise of Over-Allotment Option

Azusa, CA (April 25, 2007)—Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) announced today that it has closed the secondary offering of 5,049,650 shares of its common stock at an offering price of $20.75 per share, including an additional 658,650 shares sold pursuant to the exercise by the underwriters of their over-allotment option.  All of the shares were sold by existing stockholders of the Company, including entities affiliated with Summit Partners, Cosmetics International Investments S.A. and certain other selling stockholders.  Physicians Formula did not receive any proceeds from the sale of the shares but has agreed to pay the expenses of the offering.

The offering was made through an underwriting syndicate led by Deutsche Bank Securities and Citi as joint book-runners for the offering.  Cowen and Company and Piper Jaffray acted as co-managers.

A copy of the final prospectus relating to the shares may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Dept., 100 Plaza One, Jersey City, NJ 07311, by telephone toll free at 1-800-503-4611 or email at prospectusrequest@list.db.com or from Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220 (tel: 718-765-6732; fax: 718-765-6734).

A registration statement relating to the securities described above was declared effective by the Securities and Exchange Commission on April 19, 2007.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Contact:
John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100